Exhibit 99.1
FOR IMMEDIATE RELEASE

For Media:	For Investors:
Kim Hillyer Communications & Public Affairs 402-574-6523 kim.hillyer@tdameritrade.com	Jeff Goeser Investor Relations & Finance 402-597-8464 jeffrey.goeser@tdameritrade.com
TD Ameritrade Says “Thank You” to Joe Ricketts
Founder and director to retire from Board of Directors after 35 years with company
OMAHA, Neb., September 16, 2011 — TD Ameritrade Holding Corporation (NASDAQ: AMTD), its board of directors, management team and more than 5,000 associates nationwide would today like to say, “Thank you,” to Joe Ricketts, who after more than 35 years with the Company he founded and built has decided to retire from its Board of Directors next month.
In a statement released this morning, Ricketts said of his decision to retire, “After more than 35 years working with talented teams to help TD Ameritrade grow into an exceptional company, the time is right for me to focus on new adventures. The company’s current management has demonstrated wonderful ability, growing TD Ameritrade into a company that now has hundreds of billions of dollars in client assets and leads our competitors with hundreds of thousands of trades per day. This management team is my Dream Team, and not just because they are taking us to the 2012 London Olympics. I believe the company is well positioned to continue delivering a world class client experience while building value for shareholders.”
Ricketts founded First Omaha Securities, one of the first companies to handle equity purchases without providing investment advice, on May 1, 1975, or “Mayday,” the day the SEC banned the practice of fixed brokerage commissions. Ricketts was one of a few industry pioneers who recognized the power of self-directed investing and started a decades-long journey to bring Wall Street to Main Street.
From the Company’s earliest days, Ricketts looked to new technologies to help level the investment playing field for retail investors, leading innovative efforts that included:
•	1988: becoming the first discount brokerage to offer automated touchtone phone trades
•	1995: acquiring K. Aufhauser, Inc., the first discount brokerage to offer stock trading over the Internet
•	1996: launching Accutrade for Windows, the first online investing system that allowed retail investors to program their investments and complete “basket” trading

•	1998: releasing Darwin: Survival of the Fittest, the first interactive CD-ROM-based options trading simulator
Over a 20-year period from 1981 until 2001, Ricketts served as chief executive officer of the Company. He served as chairman of the board from the Company’s Initial Public Offering in 1997 until October 2008 and has served as a director on the board ever since.
“TD Ameritrade has a history and legacy of bringing Wall Street to Main Street and democratizing trading and investing, thanks to the entrepreneurial vision of Joe Ricketts,” said Fred Tomczyk, president and chief executive officer, TD Ameritrade. “For more than three decades he has been a champion for the retail investor, introducing new education, tools, information and technology that have helped millions of Americans take control of their financial futures. All of us at TD Ameritrade are grateful for his leadership, vision, commitment and support throughout our journey to get where we are today. We wish him the best as he pursues his entrepreneurial instincts and philanthropic interests.”
In accordance with the Company’s stockholders agreement, the Ricketts have designated Todd Ricketts, Ricketts’ son, who currently serves as a director of The Chicago Cubs, to assume the seat vacated by his father.
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About TD Ameritrade Holding Corporation
Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NASDAQ: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how - bringing Wall Street to Main Street for more than 36 years. An official sponsor of the 2012 U.S. Olympic Team, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit the TD Ameritrade’s newsroom or www.amtd.com for more information.
Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org)/SIPC (www.SIPC.org)/NFA (www.nfa.futures.org)
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